EXHIBIT (d)(i)
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                          INVESTMENT ADVISORY AGREEMENT


     THIS AGREEMENT is made and entered into as of this ______ day of _________, 2003, by and between Tactical Allocation Services, LLC, a Colorado limited liability company (the "Adviser"), and Agile Funds, Inc., a Maryland corporation (the "Company"), regarding Agile Multi-Strategy Fund, a series of the Company (the "Fund").

     WHEREAS, the Fund proposes to register as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Board of Directors of the Company has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT OF INVESTMENT ADVISER. The Company desires to employ the Fund's capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation dated February ___, 2003 (the "Articles"), and in its Prospectus and the Statement of Additional Information as from time to time in effect (the "Prospectus"), and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company. The Company desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

     2. DELIVERY OF FUND DOCUMENTS. The Company has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

         a. Articles of Incorporation;

         b. Bylaws;

         c. Resolutions of the Board of Directors of the Company selecting Alternative Investment Partners, LLC as Adviser to the Fund and approving the form of this Agreement; and

         d. Fund Form N-1A Registration Statement.

     The Company will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

     3. SERVICES PROVIDED BY ADVISER. Subject to the supervision and direction of the Board of Directors of the Company, the Adviser will, either directly or by employing suitable Sub-Advisors, (a) act in strict conformity with the Company's Articles of Incorporation, the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Advisers Act of 1940, as amended,
(b) manage the Fund's portfolio and furnish a continual investment program for the Fund in accordance with the Fund's investment objective and policies as described in the Fund's Prospectus, (c) make investment decisions for the Fund,
(d) provide the Fund with investment research and statistical data, advice and



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supervision, data processing and clerical services, (e) provide the Fund with access to certain office facilities, which may be the Adviser's own offices, (f) determine what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and allocate assets of the Fund to separate sub-accounts of the approved Sub-Advisers, and determine what portion of the Fund's assets shall be held uninvested, (g) review asset allocations and investment policies with the Board of Directors of the Company every quarter, and (h) advise and assist the officers of the Company in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Directors of the Company and its committees with respect to the foregoing matters and the conduct of the business of the Fund. In addition, the Adviser will furnish the Company with whatever statistical information the Company may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing. The appointment of Sub-Advisors shall be subject to approval by the Board of Directors of the Company and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Company.

     The Adviser will keep the Company informed of developments materially affecting the Fund's portfolio, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.

     4. ALLOCATION OF CHARGES AND EXPENSES. The Adviser will make available, without expense to the Fund, the services of such of its officers, directors and employees as may be duly elected as officers or directors of the Company, subject to the individual consent of such persons to serve and to any limitations imposed by law. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Fund. The Adviser will not be required to pay any investment advisory related expenses of the Fund other than those specifically allocated to it in this paragraph 5. In particular, but without limiting the generality of the foregoing, the Fund will be required to pay brokerage and other expenses of executing portfolio transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

     5. COMPENSATION OF THE ADVISER. In consideration for the services to be performed under this Agreement, the Adviser shall receive a management fee payable monthly as soon as practicable after the last day of each month. The management fee is comprised of a base fee, which is calculated based on the average daily net assets of the Fund during the month for which the fee is charged (the "Base Fee'), and a performance adjustment, which is based on the Fund's performance as compared to a benchmark rate of return (the "Performance Adjustment"). The Base Fee will be accrued daily for the purpose of determining the offering and redemption price of the Fund's shares. The Base Fee and Performance Adjustment will be calculated and paid as follows:

         a. The monthly Base Fee is equal to one-twelfth of 2.5% of the average net assets of the Fund determined as of the close of business on each day during the month.

         b. The Performance Adjustment is based on a comparison of the Fund's performance to the unweighted, arithmetic average of the rates of return on the



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Standard & Poor's 500 Index and the Lehman Brothers Aggregate Bond Index
(together, the "Index") over a rolling twelve calendar month period (each such period is referred to as a "Performance Period"). The Performance Adjustment is calculated as of the last day of each calendar month. The Performance Adjustment is added to or subtracted from the Base Fee depending on whether the Fund outperforms or underperforms the Index during that Performance Period.

         c. The Performance Adjustment shall be equal to the difference between the performance of the Fund and the performance of the Index during a Performance Period, rounded to the nearest 0.01%, multiplied by an annualized performance rate adjustment of 10%. The Performance Adjustment is subject to a maximum annualized rate adjustment of 0.5%. As a result, if the Fund outperforms the Index by 5% or more, an annualized Performance Adjustment preceding monthly Base Fee of +0.5% would apply. Conversely, if the Fund underperforms the Index by 5% or more, an annualized Performance Adjustment preceding monthly Base Fee of -0.5% would apply.

         d. The Performance Adjustment is not cumulative. As a result, a positive Performance Adjustment may be made in a month even though the Fund underperforms the Index over some time period less than the Performance Period. Conversely, a negative Performance Adjustment may occur for a month even though the Fund outperforms the Index over some period of time shorter than the Performance Period. For example, the Fund may under-perform the Index in the month of December, 2004. However, if the Fund has outperformed the Index in the twelve month Performance Period ended December 31, 2004, then the Performance Adjustment would result in an increase in the management fee paid with respect to the month of December, 2004.

         e. The first Performance Period will commence on the first day of the calendar month following the date on which the Fund has at least ______ shares of its common stock issued and outstanding. For example, if the Fund first has ______ shares outstanding on September 15, 2003, then the first Performance Period would not begin until October 1, 2003, and the first Performance Adjustment would not be made until the month ended September, 30, 2004.

         f. For purposes of the Performance Adjustment, the Fund's performance will be determined by adding together (i) the change in the net asset value of Fund shares during the Performance Period, (ii) the per share value of all cash distributions, if any, made by the Fund to its shareholders during the Performance Period, and (iii) the per share value of capital gains taxes, if any, paid or payable on undistributed realized long-term capital gains during the Performance Period, and will be expressed as a percentage of its net asset value per share at the beginning of the Performance Period. For purposes of the Performance Adjustment, the value of distributions per share and of capital gains taxes paid or payable on undistributed realized long-term capital gains will be treated as having been reinvested in Fund shares at the net asset value per share in effect as of the close of business on the record date set for the payment of such distributions and on the date on which provision is made for such taxes, as the case may be.

         g. The investment performance of the Index will be equal to a fraction. The numerator of the fraction will be the sum of (i) the net change in the Standard & Poor's 500 Index (the "S&P 500") during the Performance Period, plus


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the value, computed consistently with the S&P 500, of cash distributions made by companies whose securities comprise the S&P 500 during the Performance Period, expressed as a percentage of the S&P 500 at the beginning of the Performance Period, plus (ii) the net change in the Lehman Brothers Aggregate Bond Index
(the "Bond Index") during the Performance Period, plus the value, computed consistently with the Bond Index, of the interest payments made by companies whose securities comprise the Bond Index during the Performance Period, expressed as a percentage of the Bond Index at the beginning of the Performance Period. The denominator of the fraction will be 2. The value of all cash distributions or interest payments on the securities which comprise the S&P 500 and the Bond Index will be treated as reinvested in such indices at least as frequently as the end of each calendar quarter following the payment of the dividend or interest.

         h. After calculating the Performance Adjustment, the dollar amount of the management fee increase or decrease to be accrued for each day of a month will be determined by multiplying the Performance Adjustment by the average daily net assets of the Fund during the Performance Period and dividing that number by the number of days in the Performance Period.

         i. In the event this Agreement terminates during any month, the Base Fee for such month will be reduced proportionately based on the number of business days during which it is in effect during such month compared to the total number of business days during such month. The Base Fee Rate will be computed based on and applied to net assets averaged over that portion of the month in which this Agreement is in effect. The amount of the Performance Adjustment will be computed based on a twelve month Performance Period ending on the termination date of this Agreement. For example, if this Agreement terminates on June 15, 2004, then the Performance Period for purposes of this paragraph would be June 16, 2003 through June 15, 2004.

     6. SERVICES TO OTHER ACCOUNTS. The Company understands that the Adviser acts as investment adviser to other managed accounts, and the Company has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Company recognizes that in some cases this procedure may affect adversely the price paid or received by the Fund or the size of the position purchased or sold by the Fund. In addition, the Company understands that the persons employed by the Adviser to provide service to the Fund in connection with the performance of the Adviser's duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any "affiliated person" of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

     7. BROKERAGE AND AVOIDANCE OF CONFLICTS OF INTEREST. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for



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the purchase and sale of portfolio securities for the Fund's account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Fund the most favorable execution and net price available and will consider all factors it deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved and the firm's risk in positioning a block of securities.

     The parties agree that it is in the interests of the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution. The Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Company's Board of Directors from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion.

     8. STANDARD OF CARE; LIMITATION OF LIABILITY. The Adviser will exercise its best judgment in rendering the services described herein. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

     9. VOTING. The Adviser will not be required to take any action or provide any advice with respect to the voting of securities held by the Fund.

     10. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board of Directors who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Directors or of a majority of the outstanding voting securities of the Company. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Company, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person", "assignment" and "majority of the outstanding voting securities"), as from time to time amended, shall be



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applied, subject, however, to such exemptions as may be granted by the
Securities and Exchange Commission by any rule, regulation or order.

     11. AMENDMENT OF THIS AGREEMENT. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board of Directors of the Company, including a majority of the directors who are not interested persons of the Adviser or of the Fund. To the extent legal counsel to the Fund concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

     12. NOTICE. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:


              To the Adviser at:

              Tactical Allocation Services, Inc.
              4141 Arapahoe Ave., Suite 207
              Boulder, CO   80303


              To the Company and the Fund at:

              Agile Funds, Inc.
              4141 Arapahoe Ave., Suite 207
              Boulder, CO   80303

              with a copy to:

              Moye, Giles, O'Keefe, Vermeire & Gorrell LLP
              1225 17th Street, 29th Floor
              Denver, CO   80202
              Attn: David C. Roos, Esq.

     13. GOVERNING LAW. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Colorado law in a manner not in conflict with the provisions of the 1940 Act.

     14. MISCELLANEOUS. Neither the holders of shares of the Fund nor the officers or directors of the Company in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


AGILE FUNDS, INC.


By:
   -----------------------------------
Name:
Title:


TACTICAL ALLOCATION SERVICES, INC.


By:
   -----------------------------------
Name:
Title:




















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